Exhibit 23.1

Accounting & Consulting Group, LLP

Certified Public Accountants

October 13, 2015

To the Members of the Board of Directors and

the Audit Committee of

PSM Holdings, Inc.

1109 N. Bryant Ave., Suite 110

Edmond, OK 73034

To the Board of Directors and Audit Committee:

We hereby consent to the use of our report dated October 13, 2015 relating to the financial statements of PSM Holdings, Inc. and its subsidiaries for the year ended June 30, 2015, and to the references to our firm, in the form 10-K to be filed on October 13, 2015.

Very truly yours,

Accounting & Consulting Group, LLP